Exhibit 99.1

Genworth Financial Announces Fourth Quarter 2021 Results

Fourth Quarter Net Income of $163 Million and Adjusted Operating Income of $164 Million;

2021 Full Year Net Income of $904 Million and Adjusted Operating Income of $765 Million

•	Enact segment adjusted operating income of $125 million, with nine percent annual growth in primary insurance in force and a loss ratio of three percent

•	Enact’s PMIERs[1] sufficiency ratio estimated at 165 percent, approximately $2.0 billion above published requirements

•	U.S. Life Insurance segment adjusted operating income of $41 million driven by long term care insurance (LTC) results benefitting from in force rate actions and higher net investment income

•	Annual U.S. GAAP assumption review completed for U.S. Life Insurance segment:

•	LTC U.S. GAAP active life margins remained positive and in the prior year range of $0.5 to $1.0 billion

•	Net unfavorable impact of $70 million after-tax in life insurance

•	Strong U.S. Life Insurance companies’ statutory income driving estimated year-end RBC to 290%

•	Received $163 million dividend payment from Enact

•	Significant holding company debt retirement in the fourth quarter of 2021 and approximately $2.1 billion principal retired in the year

•	Genworth holding company cash and liquid assets of $356 million at year-end

Richmond, VA (February 1, 2022) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the quarter ended December 31, 2021. The company reported net income2 of $163 million, or $0.32 per diluted share, in the fourth quarter of 2021, compared with net income of $267 million, or $0.52 per diluted share, in the fourth quarter of 2020. The company reported adjusted operating income3 of $164 million, or $0.32 per diluted share, in the fourth quarter of 2021, compared with adjusted operating income of $188 million, or $0.37 per diluted share, in the fourth quarter of 2020.

1	Private Mortgage Insurer Eligibility Requirements.
2

Unless otherwise stated, all references in this press release to net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share and book value per share should be read as net income (loss) available to Genworth’s common stockholders, net income (loss) available to Genworth’s common stockholders per diluted share, adjusted operating income (loss) available to Genworth’s common stockholders, adjusted operating income (loss) available to Genworth’s common stockholders per diluted share and book value available to Genworth’s common stockholders per share, respectively.

[3]

This is a financial measure that is not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

The company reported full year net income of $904 million, or $1.76 per diluted share, in 2021, compared with net income of $178 million, or $0.35 per diluted share in 2020. The company reported adjusted operating income of $765 million, or $1.48 per diluted share, in 2021, compared with adjusted operating income of $310 million, or $0.61 per diluted share, in 2020.

“Genworth delivered strong operating performance, including outstanding statutory results in its U.S. Life Insurance business, in what was an exceptional year for the company,” said Tom McInerney, Genworth President and CEO. “While driving this performance, Genworth made significant progress against its strategic priorities. In 2021, we completed a partial IPO of Enact, retired more than $2.0 billion of holding company debt, made progress toward stabilizing our legacy long term care insurance business, reduced expenses and advanced long-term care growth initiatives. The combination of our strong underlying operating performance in Enact and LTC, improved balance sheet, reduced cost of capital and 81.6% ownership of Enact is creating value for Genworth’s shareholders over both the near- and long-term.”

Fourth Quarter of 2021 Strategic Highlights

•

Reduced holding company debt by $518 million in the fourth quarter, including full retirement of the senior notes due in August 2023 ($400 million principal) and reduction of the February 2024 senior notes by $118 million principal. As of December 31, 2021, Genworth had approximately $1.2 billion of parent holding company long-term debt outstanding and $356 million in cash and liquid assets.

•	Continued progress against LTC multi-year rate action plan, with an estimated $19.6 billion net present value from achieved LTC rate actions since 2012.

•	Shareholder return program will be evaluated once the company reaches its holding company debt target of $1.0 billion and Enact initiates its regular common dividend.

Financial Performance

Consolidated Net Income &
Adjusted Operating Income
	Three months ended December 31					Twelve months ended December 31
	2021		2020			2021		2020
		Per		Per			Per		Per
		diluted		diluted	Total		diluted		diluted	Total
(Amounts in millions, except per share)	Total	share	Total	share	% change	Total	share	Total	share	% change
Net income available to Genworth’s common stockholders	$163	$0.32	$267	$0.52	(39)%	$904	$1.76	$178	$0.35	NM	[4]
Adjusted operating income	$164	$0.32	$188	$0.37	(13)%	$765	$1.48	$310	$0.61	147%
Weighted-average diluted common shares	515.6		512.5			514.7		511.6

	As of December 31
	2021	2020
Book value per share	$30.57	$30.28
Book value per share, excluding accumulated other comprehensive income (loss)	$22.96	$21.54

[4]	The company defines “NM” as not meaningful for increases or decreases greater than 200 percent.

Net investment gains, net of taxes and other adjustments, increased net income by $106 million in the current quarter, compared with $114 million in the fourth quarter of 2020. The investment gains in the current quarter were primarily from mark-to-market gains on limited partnership investments held in the LTC business.

In December 2021, the company entered into a new third-party reinsurance agreement to cede certain term life insurance policies as part of a life block transaction. The transaction resulted in a net after-tax U.S. GAAP loss of $73 million for the amounts initially ceded. However, this transaction generated statutory capital of approximately $170 million for Genworth Life Insurance Company and its subsidiaries.

Net investment income was $866 million in the quarter, compared to $859 million in the prior quarter and $846 million in the prior year. Net investment income was higher compared to both the prior quarter and the prior year as a result of higher variable investment income, primarily driven by income from limited partnerships in the LTC business. The reported yield and the core yield3 for the current quarter were 5.26 percent and 5.01 percent, respectively, compared to 5.19 percent and 4.95 percent, respectively, in the prior quarter.

Genworth’s effective tax rate on income from continuing operations for the current quarter was approximately 24 percent. The effective tax rate was increased by the tax effect of forward starting swap gains settled prior to the change in the corporate tax rate under the 2017 Tax Cuts and Jobs Act, which continue to be tax effected at 35 percent as they are amortized into net investment income.

The below table shows adjusted operating income (loss) by segment and for Corporate and Other activities:

Adjusted Operating Income (Loss)
(Amounts in millions)	Q4 21	Q3 21	Q4 20
Enact	$125	$134	$95
U.S. Life Insurance	41	93	129
Runoff	16	11	13
Corporate and Other	(18)	1	(49)

Total Adjusted Operating Income	$164	$239	$188

Adjusted operating income (loss) represents income (loss) from continuing operations excluding the after-tax effects of income (loss) from continuing operations attributable to noncontrolling interests, net investment gains (losses), gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, initial gains (losses) on insurance block transactions, restructuring costs and other adjustments, net of taxes. A reconciliation of net income to adjusted operating income is included at the end of this press release.

Enact

Operating Metrics
(Dollar amounts in millions)	Q4 21	Q3 21	Q4 20
Adjusted operating income	$125	$134	$95
Primary new insurance written	$21,400	$24,000	$27,000
Loss ratio	3%	14%	35%

Enact reported adjusted operating income of $125 million, compared with $134 million in the prior quarter and $95 million in the prior year. Enact’s primary insurance in force increased nine percent versus the prior year from new insurance written (NIW), partially offset by historically low persistency. Primary NIW decreased 11 percent from the prior quarter and was also down 21 percent versus the prior year primarily from a smaller private mortgage insurance market driven in part by a decline in refinance activity. Earned premiums in the current quarter were lower compared to both the prior quarter and the prior year as insurance in force growth was offset by a decrease in single premium policy cancellations, the continued lapse of older, higher priced policies and higher ceded premiums versus the prior year. Enact’s expenses in the current quarter were $59 million, resulting in an expense ratio of 25 percent, which increased slightly versus the prior quarter.

Enact’s current quarter results reflected losses of $6 million and a loss ratio of three percent. Results in the prior quarter and prior year reflected losses of $34 million and $89 million, and a loss ratio of 14 percent and 35 percent, respectively. New delinquencies in the current quarter were 8,282, an increase of 12 percent from 7,427 in the prior quarter, driven by elevated delinquencies from FEMA5 impacted areas and recent large books entering their expected loss development pattern. Current quarter new delinquencies decreased 31 percent from 11,923 in the prior year. Losses in the current quarter included a $32 million pre-tax reserve release on pre-COVID-19 delinquencies, while losses in the prior year included a $37 million pre-tax reserve strengthening on existing delinquencies. The favorable reserve development decreased the current quarter loss ratio by 13 points. Despite the sequential increase in new delinquencies, the current quarter new delinquency rate of 0.9 percent remained consistent with pre-pandemic levels. Approximately 29 percent of new primary delinquencies in the current quarter were reported in forbearance plans which may cure at elevated rates.

[5]	Federal Emergency Management Agency

U.S. Life Insurance

Adjusted Operating Income (Loss)
(Amounts in millions)	Q4 21	Q3 21	Q4 20
Long Term Care Insurance	$119	$133	$129
Life Insurance	(98)	(68)	(20)
Fixed Annuities	20	28	20

Total U.S. Life Insurance	$41	$93	$129

Long Term Care Insurance In Force Rate Action Performance
(Amounts in millions)	Q4 21	Q3 21	Q4 20
Adjusted Operating Income from In Force Rate Actions[6],[7]	$296	$304	$225

Long Term Care Insurance

Long term care insurance reported adjusted operating income of $119 million, compared with $133 million in the prior quarter and $129 million in the prior year. Earnings from in force rate actions were more favorable than the prior year, driven primarily by higher benefit reductions, which included policyholder benefit reduction elections made as part of a legal settlement, net of litigation expenses and taxes. LTC results also reflected higher net investment income of $26 million after-tax versus the prior year and $9 million after-tax versus the prior quarter primarily from limited partnerships, bond calls, commercial mortgage loan prepayments and gains on Treasury Inflation-Protected Securities.

Claim terminations in the current quarter remained elevated versus pre-pandemic levels, increasing compared to the prior quarter but decreasing compared to the prior year. Beginning in the fourth quarter of 2020, the company established a temporary COVID-19 mortality adjustment, reflecting the assumption that the pandemic had accelerated its mortality experience on the most vulnerable claimants, leaving its overall claim population less likely to terminate compared to the pre-pandemic average population. In the current quarter, the company released $8 million of this reserve, leaving a pre-tax balance of $134 million as of December 31, 2021. As the COVID-19 pandemic continues to develop, short-term mortality experience may fluctuate, and the COVID-19 mortality adjustment would be reduced accordingly if mortality experience becomes unfavorable until the reserve is exhausted.

[6]	Excludes reserve updates resulting from profits followed by losses.
[7]

Includes estimated premium tax, commissions, and other expenses, net of tax of $(61) million, $(61) million and $(14) million in the fourth quarter of 2021, third quarter of 2021 and fourth quarter of 2020, respectively. Also includes estimated impacts from a legal settlement, net of tax and litigation expenses, of $57 million and $48 million in the fourth quarter of 2021 and third quarter of 2021, respectively.

New claim incidence increased versus the prior year but has remained lower than pre-pandemic levels. With the historically low new claim incidence since the onset of the COVID-19 pandemic, favorable development on incurred but not reported (IBNR) claim reserves has continued, but to a lesser extent. Since the second quarter of 2020, IBNR has been strengthened to reflect the company’s assumption that incidence during the COVID-19 pandemic has been temporarily delayed. In the current quarter, IBNR claim reserves were reduced by $34 million after-tax, compared to a strengthening of $37 million after-tax in the prior year.

In the current quarter, the company completed its annual review of LTC claim reserve assumptions and methodologies and made no changes to existing claim reserves, as experience in the aggregate was in line with expectations. In the prior year, earnings included a net benefit of $13 million after-tax from the completion of the annual review of LTC assumptions and methodologies, primarily related to claim reserves.

In the current quarter, the company also completed its annual review of U.S. GAAP LTC active life margins, referred to as loss recognition testing. All key margin testing assumptions were reviewed and updated where appropriate. As of December 31, 2021, the combined loss recognition testing margins for the separately tested LTC acquired and historic blocks were positive and remained within the $0.5 to $1.0 billion range. The company updated several assumptions with respect to benefit utilization trends, lapses, mortality, expenses and interest rates. The most significant update was to the benefit utilization growth trend, reflecting increased cost of care growth, which was offset by a higher modeled benefit from planned future in force rate actions. As margins remained positive, there was no reserve strengthening required, and therefore no resulting charge to current quarter earnings.

Life Insurance

Life insurance reported an adjusted operating loss of $98 million, compared with $68 million in the prior quarter and $20 million in the prior year. During the current quarter, the company completed its annual review of life insurance assumptions and recorded an unfavorable charge of $70 million after-tax, driven by assumption changes primarily related to unfavorable pre-COVID-19 mortality experience, particularly in the term universal life insurance products, and interest rates. Results in the prior year included a benefit of $60 million after-tax related to the company’s annual review of life insurance assumptions.

Mortality, attributable in part to the COVID-19 pandemic, was lower compared to both the prior quarter and the prior year. Current quarter results also included a $32 million after-tax charge related to DAC recoverability testing in the company’s term universal and universal life insurance products versus a $30 million after-tax charge in the prior quarter and $50 million in the prior year. Results in the prior year reflected higher DAC amortization compared to the current year, as the large 20-year level-premium term life insurance block written at the end of 2000 entered its post-level premium period.

Fixed Annuities

Fixed annuities reported adjusted operating income of $20 million, compared with $28 million in the prior quarter and $20 million in the prior year. Results in the current quarter reflected an unfavorable adjustment related to state guaranty funds. Mortality in the single premium immediate annuity product was favorable compared to both the prior quarter and prior year.

Runoff

Runoff reported adjusted operating income of $16 million, compared with $11 million in the prior quarter and $13 million in the prior year. Current quarter results in the variable annuity products were impacted by equity market and interest rate performance which was favorable compared to the prior quarter and less favorable than the prior year. Mortality experience in the corporate-owned life insurance products was also higher in the prior quarter. Results in the prior year included a $5 million after-tax charge in the company’s variable annuity products from annual assumption updates.

Corporate And Other

Corporate and Other reported an adjusted operating loss of $18 million, compared to adjusted operating income of $1 million in the prior quarter and an adjusted operating loss of $49 million in the prior year. Results in the prior quarter included tax benefits of $21 million from a reduction in uncertain tax positions due to the expiration of certain statute of limitations. Current quarter results included lower interest expense from the reduction of Genworth holding company debt and lower corporate expenses.

Capital & Liquidity

Genworth maintains the following capital positions in its operating subsidiaries:

Key Capital & Liquidity Metrics
(Dollar amounts in millions)	Q4 21	Q3 21	Q4 20
Enact
Consolidated Risk-To-Capital Ratio[8]	12.2:1	11.8:1	12.1:1
Genworth Mortgage Insurance Corporation Risk-To-Capital Ratio[8]	12.3:1	11.9:1	12.3:1
Private Mortgage Insurer Eligibility Requirements (PMIERs) Sufficiency Ratio[8,9]	165%	181%	137%
U.S. Life Insurance Companies
Consolidated Risk-Based Capital (RBC) Ratio[8]	290%	291%	229%
Holding Company Cash and Liquid Assets[10], [11]	$356	$638	$1,103

Key Points

•

Enact’s PMIERs sufficiency ratio is estimated to be 165 percent, $2,003 million above published PMIERs requirements[12]. The PMIERs sufficiency ratio was down 16 points, or $284 million, sequentially, driven by the dividend paid in the current quarter, NIW and amortization of existing reinsurance transactions, partially offset by elevated lapse from prevailing low interest rates, business cash flows and lower delinquencies;

•

PMIERs sufficiency benefited from a 0.30 multiplier applied to the risk based required asset factor for certain non-performing loans, which resulted in a reduction of the published PMIERs required assets by an estimated $390 million at the end of the current quarter, compared to $570 million at the end of the prior quarter and $1,046 million at the end of the fourth quarter of 2020. These amounts are gross of incremental reinsurance benefits from the elimination of the 0.30 multiplier;

•

In January 2022, Enact completed an excess of loss reinsurance transaction, which will provide $294 million of reinsurance coverage on a portion of current and expected new insurance written for the 2022 book year;

[8]	Company estimate for the fourth quarter of 2021 due to timing of the preparation and filing of statutory statements.
[9]

The PMIERs sufficiency ratio is calculated as available assets divided by required assets as defined within the published PMIERs. As of December 31, 2021, September 30, 2021 and December 31, 2020, the PMIERs sufficiency ratios were $2,003 million, $2,287 million and $1,229 million, respectively, of available assets above the published PMIERs requirements.

[10]	Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[11]

Genworth Holdings, Inc. had $331 million, $588 million and $1,078 million of cash, cash equivalents and restricted cash as of December 31, 2021, September 30, 2021 and December 31, 2020, respectively, which included $46 million of restricted cash and cash equivalents as of December 31, 2020. Genworth Holdings, Inc. also held $25 million, $50 million and $25 million in U.S. government securities as of December 31, 2021, September 30, 2021 and December 31, 2020, respectively, which included $3 million, $3 million and $25 million, respectively, of restricted assets.

[12]

The government-sponsored enterprises’ (GSEs) have imposed certain capital restrictions which remain in effect until certain conditions are met. These restrictions required Genworth Mortgage Insurance Corporation, the company’s principal U.S. mortgage insurance subsidiary, to maintain 115 percent of PMIERs minimum required assets among other restrictions as of December 31, 2021. Effective January 1, 2022, these requirements increased to 120 percent.

•

U.S. life insurance companies’ statutory and cash flow testing results remain in process and will be made available with year-end statutory filings. The company estimates fourth quarter of 2021 RBC to be 290 percent, slightly down from 291 percent in the prior quarter due to the expected negative impacts of assumption updates and cash flow testing, offset by the benefit from the life block transaction completed in the fourth quarter. The company’s estimate for RBC in the fourth quarter of 2021 is significantly higher than 229 percent reported in the prior year, primarily attributable to the strong statutory earnings in the current year, driven by LTC premium increases and benefit reductions from in force rate actions, including the impacts from a legal settlement, favorable investment performance and favorable terminations. Statutory income through the third quarter of 2021 was $693 million; and

•

Genworth’s holding company ended the quarter with $356 million of cash and liquid assets, including $3 million that is restricted. Cash sources in the quarter included a $163 million dividend from Enact and $75 million from intercompany tax arrangements. During the current quarter, the company redeemed all of its $400 million of outstanding principal due in August 2023 through a combination of open market repurchases and a make-whole tender. In addition, the company reduced its February 2024 debt obligation by $118 million through open market repurchases, leaving $282 million principal remaining. Genworth’s parent holding company public debt outstanding was approximately $1.2 billion as of December 31, 2021.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a Fortune 500 provider of products, services and solutions that help families address the financial challenges of aging. Headquartered in Richmond, Virginia, Genworth applies its nearly 150 years of experience each day to helping people navigate caregiving options and fund their long term care needs. Genworth is also the parent company of publicly traded Enact (Nasdaq: ACT), a leading U.S. mortgage insurance provider. For more information on Genworth, visit genworth.com. From time to time Enact separately releases financial and other information about its operations. This information can be found at ir.enactmi.com.

From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com.

Conference Call And Financial Supplement Information

This press release and the fourth quarter 2021 financial supplement are now posted on the company’s website. Additional information regarding business results will be posted on the company’s website, http://investor.genworth.com, by 8:00 a.m. on February 2, 2022. Investors are encouraged to review these materials.

Genworth will conduct a conference call on February 2, 2022 at 9:00 a.m. (ET) to discuss the quarter’s results. Genworth’s conference call will be accessible via telephone and the Internet. The dial-in number for Genworth’s February 2nd conference call is 888-208-1820 or 323-794-2110 (outside the U.S.); conference ID #4404709. To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

A replay of the call will be available at 888-203-1112 or 719-457-0820 (outside the U.S.); conference ID #4404709 through February 16, 2022. The webcast will also be archived on the company’s website for one year.

Prior to Genworth’s conference call, Enact will hold a conference call on February 2, 2022 at 8:00 a.m. (ET) to discuss its results from the fourth quarter. Enact’s conference call will be accessible via telephone and the Internet. The dial-in number for Enact’s February 2nd conference call is 833-730-3978 or 720-405-2123 (outside the U.S.); conference ID #7969025. To participate in the call by webcast, register at http://ir.enactmi.com/news-and-events/events at least 15 minutes prior to the webcast to download and install any necessary software.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measures entitled “adjusted operating income (loss)” and “adjusted operating income (loss) per share.” Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The chief operating decision maker evaluates segment performance and allocates resources on the basis of adjusted operating income (loss). The company defines adjusted operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income (loss) from continuing operations attributable to noncontrolling interests, net investment gains (losses), gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, initial gains (losses) on insurance block transactions, restructuring costs and infrequent or unusual non-operating items. Initial gains (losses) on insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or initial gains (losses) on reinsurance restructuring for certain blocks of business. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of estimated future credit losses, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, initial gains (losses) on insurance block transactions and restructuring costs are also excluded from adjusted operating income (loss) because, in the company’s opinion, they are not indicative of overall operating trends. Infrequent or unusual non-operating items are also excluded from adjusted operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends.

While some of these items may be significant components of net income (loss) available to Genworth Financial, Inc.’s common stockholders in accordance with U.S. GAAP, the company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from adjusted operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth Financial, Inc.’s common stockholders or net income (loss) available to Genworth Financial, Inc.’s common stockholders per share on a basic and diluted basis determined in accordance with U.S. GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) available to Genworth Financial, Inc.’s common stockholders to adjusted operating income (loss) assume a 21 percent tax rate and are net of the portion attributable to noncontrolling interests. Net investment gains (losses) are also adjusted for DAC and other intangible amortization and certain benefit reserves.

In the fourth and third quarters of 2021, the company paid a pre-tax make-whole premium of $20 million and $6 million, respectively, related to the early redemption of Genworth Holdings, Inc.’s (Genworth Holdings) senior notes originally scheduled to mature in August 2023 and September 2021, respectively. In the fourth quarter of 2021, the company repurchased $209 million principal amount of Genworth Holdings’ senior notes due in 2023 and 2024 for a pre-tax loss of $15 million. In the first quarter of 2021, the company repurchased $146 million principal amount of Genworth Holdings’ senior notes due in September 2021 for a pre-tax loss of $4 million. During 2020, the company repurchased $84 million principal amount of Genworth Holdings’ senior notes with 2021 maturity dates for a pre-tax gain of $3 million and $1 million in the second and first quarters of 2020, respectively. In January 2020, the company paid a pre-tax make-whole expense of $9 million related to the early redemption of Genworth Holdings’ senior notes originally scheduled to mature in June 2020 and Rivermont Life Insurance Company I, the company’s indirect wholly-owned special purpose consolidated captive insurance subsidiary, early redeemed all of its $315 million outstanding non-recourse funding obligations originally due in 2050 resulting in a pre-tax loss of $4 million from the write-off of deferred borrowing costs. These transactions were excluded from adjusted operating income as they relate to gains (losses) on the early extinguishment of debt.

In the fourth quarter of 2021, the company recorded a pre-tax loss of $92 million as a result of ceding certain term life insurance policies as part of a life block transaction.

The company recorded a pre-tax expense of $5 million, $3 million, $5 million and $21 million in the fourth, third, second and first quarters of 2021, respectively, and $1 million in each of the fourth, second and first quarters of 2020 related to restructuring costs as it continues to evaluate and appropriately size its organizational needs and expenses. There were no infrequent or unusual items excluded from adjusted operating income during the periods presented.

The tables at the end of this press release provide a reconciliation of net income available to Genworth Financial, Inc.’s common stockholders to adjusted operating income for the three and twelve months ended December 31, 2021 and 2020, as well as for the three months ended September 30, 2021, and reflect adjusted operating income (loss) as determined in accordance with accounting guidance related to segment reporting.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for items that do not reflect the underlying performance of the investment portfolio. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield is not a substitute for investment yield determined in accordance with U.S. GAAP. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of reported U.S. GAAP yield to core yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company taxes its businesses at the U.S. corporate federal income tax rate of 21 percent. Each segment is then adjusted to reflect the unique tax attributes of that segment such as permanent differences between U.S. GAAP and tax law. The difference between the consolidated provision for income taxes and the sum of the provision for income taxes in each segment is reflected in Corporate and Other activities.

The annually-determined tax rates and adjustments to each segment’s provision for income taxes are estimates which are subject to review and could change from year to year.

The company reports selected operating performance measures including “sales” and “insurance in force” or “risk in force” which are commonly used in the insurance industry as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new business generated in a period. Sales refer to new insurance written for mortgage insurance products included in the company’s Enact segment. The company considers new insurance written to be a measure of the operating performance of its Enact segment because it represents a measure of new sales of insurance policies during a specified period, rather than a measure of revenues or profitability during that period.

Management regularly monitors and reports insurance in force and risk in force for the company’s Enact segment. Insurance in force is a measure of the aggregate unpaid principal balance as of the respective reporting date for loans insured by the company’s U.S. mortgage insurance subsidiaries. Risk in force is based on the coverage percentage applied to the estimated current outstanding loan balance. The company considers insurance in force and risk in force to be measures of the operating performance of its Enact segment because they represent measures of the size of its business at a specific date which will generate revenues and profits in a future period, rather than measures of its revenues or profitability during that period.

Management also regularly monitors and reports a loss ratio for the company’s businesses. For the U.S. mortgage insurance business included in the company’s Enact segment, the loss ratio is the ratio of benefits and other changes in policy reserves to net earned premiums. For the long term care insurance business included in the company’s U.S. Life Insurance segment, the loss ratio is the ratio of benefits and other changes in reserves less tabular interest on reserves less loss adjustment expenses to net earned premiums. The company considers the loss ratio to be a measure of underwriting performance in these businesses and helps to enhance the understanding of the operating performance of the businesses.

Management also regularly monitors and reports adjusted operating income from in force rate actions in the long term care insurance business included in the company’s U.S. Life Insurance segment. Adjusted operating income from in force rate actions includes premium rate increases and associated benefit reductions on its long term care insurance products implemented since 2012, which are net of estimated premium tax, commissions, and other expenses on an after-tax basis. Estimates for in force rate actions reflect certain simplifying assumptions that may vary materially from actual historical results, including but not limited to a uniform rate of coinsurance and premium taxes in addition to consistent policyholder behavior over time. Actual behavior may differ significantly from these assumptions. In addition, estimates exclude reserve updates resulting from profits followed by losses. The company considers adjusted operating income from in force rate actions to be a measure of its operating performance because it helps bring older generation long term care insurance blocks closer to a break-even point over time and helps bring the loss ratios on newer long term care insurance blocks back towards their original pricing.

These operating performance measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Statutory Accounting Data

The company presents certain supplemental statutory data for Genworth Life Insurance Company (GLIC) and its consolidating life insurance subsidiaries that has been prepared on the basis of statutory accounting principles (SAP). GLIC and its consolidating life insurance subsidiaries file financial statements with state insurance regulatory authorities and the National Association of Insurance Commissioners that are prepared using SAP, an accounting basis either prescribed or permitted by such authorities. Due to differences in methodology between SAP and U.S. GAAP, the values for assets, liabilities and equity reflected in financial statements prepared in accordance with U.S. GAAP are materially different from those reflected in financial statements prepared under SAP. This supplemental statutory data should not be viewed as an alternative to U.S. GAAP or used in lieu of U.S. GAAP.

This supplemental statutory data includes risk-based capital ratios for GLIC and its consolidating life insurance subsidiaries as well as statutory earnings. Management uses and provides this supplemental statutory data because it believes it provides a useful measure of among other things the adequacy of capital. Management uses this data to measure against its policy to manage the U.S. life insurance businesses with internally generated capital.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Examples of forward-looking statements include statements the company makes relating to future reductions of debt, potential dividends or share repurchases, and future strategic investments, including new products and services designed to assist individuals with navigating and financing long term care, as well as statements the company makes regarding the potential impacts of the COVID-19 pandemic. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, business, competitive, market, regulatory and other factors and risks, including, but not limited to, the following:

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the company may be unable to successfully execute its strategic plans including: reducing the company’s debt maturities and other near-term liabilities and financial obligations, reducing costs, stabilizing its U.S. life insurance businesses, improving overall capital and ratings; returning capital to the company’s shareholders through dividends and/or share repurchases; and launching either unilaterally or with a strategic partner new product and service offerings designed to assist individuals with navigating and financing long-term care due to a variety of risks and constraints, including but not limited to: dependency on Enact Holdings’ to pay dividends, including constraints as a result of the GSEs’ amendments to PMIERs in response to COVID-19 as well as additional PMIERs requirements or other restrictions that the GSEs may place on the ability of Enact Holdings to pay dividends; an inability to establish new long term care insurance business or product offerings due to commercial and/or regulatory challenges; an inability to identify and contract with a strategic partner regarding a new long-term care insurance business; an inability to increase the capital needed in the company’s businesses in a timely manner and on anticipated terms, including through improved business performance, reinsurance or similar transactions, asset sales, debt issuances, securities offerings or otherwise, in each case as and when required; the company’s strategic plans change or become more costly or difficult to successfully address than currently anticipated or the benefits achieved being less than anticipated; an inability to achieve anticipated cost-savings in a timely manner; and adverse tax or accounting charges, including new accounting guidance (that is effective for the company on January 1, 2023) related to long-duration insurance contracts;

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risks relating to estimates, assumptions and valuations including: inadequate reserves and the need to increase reserves (including as a result of any changes the company may make in the future to its assumptions, methodologies or otherwise in connection with periodic or other reviews); risks related to the impact of the company’s annual review of assumptions and methodologies related to its long term care insurance claim reserves and margin reviews, including risks that additional information obtained in the future or other changes to assumptions or methodologies materially affect margins; the inability to accurately estimate the impacts of the COVID-19 pandemic, including whether borrower’s in a forbearance plan ultimately cure or result in a claim; inaccurate models; deviations from the company’s estimates and actuarial assumptions or other reasons in its long term care insurance, life insurance and/or annuity businesses; accelerated amortization of deferred acquisition costs (DAC) and present value of future profits (PVFP) (including as a result of any future changes it may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews); adverse impact on the company’s financial results as a result of projected profits followed by projected losses (as is currently the case with its long term care insurance business); and changes in valuation of fixed maturity and equity securities;

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liquidity, financial strength ratings, credit and counterparty risks including: the impact on holding company liquidity caused by the inability to receive dividends or other returns of capital from Enact Holdings, including as a result of the COVID-19 pandemic; continued availability of capital and financing; future adverse rating agency actions against the company or Enact Holdings, including with respect to rating downgrades or potential downgrades or being put on review for potential downgrade, all of which could have adverse implications, including with respect to key business relationships, product offerings, business results of operations, financial condition and capital needs, strategic plans, collateral obligations and availability and terms of hedging, reinsurance and borrowings; defaults by counterparties to reinsurance arrangements or derivative instruments; defaults or other events impacting the value of the company’s fixed maturity securities portfolio; defaults on the company’s commercial mortgage loans; defaults on mortgage loans or other assets underlying the company’s investments in its mortgage-backed and asset-backed securities and volatility in performance;

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risks relating to economic, market and political conditions including: downturns and volatility in global economies and equity and credit markets, including as a result of unemployment, low labor participation, inflation, supply chain disruptions, a sustained low interest rate environment and other displacements caused by the COVID-19 pandemic; interest rates and changes in rates have adversely impacted, and may continue to materially adversely impact, the company’s business and profitability, including in connection with high mortgage refinancing resulting in the cancellation of private mortgage insurance consequently reducing Enact Holdings’ persistency on its insurance in-force; rising interest rates could reduce the volume of mortgage originations thereby adversely effecting Enact Holdings new insurance written and results of operations; deterioration in economic conditions or a decline in home prices that adversely affect Enact Holdings’ loss experience; political and economic instability or changes in government policies; and fluctuations in international securities markets;

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regulatory and legal risks including: extensive regulation of the company’s businesses and changes in applicable laws and regulations (including changes to tax laws and regulations); litigation and regulatory investigations or other actions; dependence on dividends and other distributions from Enact Holdings, and the inability of any subsidiaries to pay dividends or make other distributions to the company, including as a result of the performance of its subsidiaries, heightened regulatory restrictions resulting from the COVID-19 pandemic, and other insurance, regulatory or corporate law restrictions; the inability to successfully seek in force rate action increases (including increased premiums and associated benefit reductions) in the company’s long term care insurance business, including as a result of the COVID-19 pandemic; adverse change in regulatory requirements, including risk-based capital; Enact Holdings ability to continue to maintain PMIERs; risks on Enact Holdings’ ability to pay holding company dividends as a result of the GSEs’ amendments to PMIERs in response to COVID-19 or additional PMIERs requirements or other restrictions that the GSEs may place on the ability of Enact Holdings to pay holding company dividends; the impact on capital levels due to increased delinquencies caused by the COVID-19 pandemic; inability of the company’s U.S. mortgage insurance subsidiaries to meet minimum statutory capital requirements; the influence of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) and a small number of large mortgage lenders in the U.S. mortgage insurance market and adverse changes to the role or structure of Fannie Mae and Freddie Mac; adverse changes in regulations affecting Enact Holdings; additional restrictions placed on Enact Holdings by government and government-owned enterprises and the GSEs in connection with additional capital transactions; inability to continue to implement actions to mitigate the impact of statutory reserve requirements; changes in tax laws; and changes in accounting and reporting standards, including new accounting guidance (that is not yet effective for the company) related to long-duration insurance contracts which will likely materially impact the company’s financial position and significantly reduce the company’s equity upon adoption (including its equity at the accounting transition date of January 1, 2021) and could result in increased volatility in the company’s results of operations, as well as other comprehensive income (loss);

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operational risks including: the inability to retain, attract and motivate qualified employees or senior management; reliance on, and loss of, key customer or distribution relationships; the design and effectiveness of the company’s disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations; and failure or any compromise of the security of the company’s computer systems, disaster recovery systems, business continuity plans and failures to safeguard or breaches of confidential information;

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insurance and product-related risks including: the company’s inability to increase premiums and reduce benefits sufficiently, and in a timely manner, on its in force long term care insurance policies, in each case, as currently anticipated and as may be required from time to time in the future (including as a result of a delay or failure to obtain any necessary regulatory approvals, including as a result of the COVID-19 pandemic, or unwillingness or inability of policyholders to pay increased premiums and/or accept reduced benefits), including to offset any negative impact on the company’s long term care insurance margins; availability, affordability and adequacy of reinsurance to protect the company against losses; decreases in the volume of mortgage originations or increases in mortgage insurance cancellations; increases in the use of alternatives to private mortgage insurance and reductions in the level of coverage selected; potential liabilities in connection with Enact Holdings’ U.S. contract underwriting services; Enact Holdings’ delegated underwriting program may subject its mortgage insurance subsidiaries to unanticipated claims; and medical advances, such as genetic research and diagnostic imaging, and related legislation that impact policyholder behavior in ways adverse to the company;

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other risks including: the occurrence of natural or man-made disasters or a public health emergency, including pandemics, could materially adversely affect the company’s business, financial condition and results of operations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise. This press release does not constitute an offering of any securities.

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Contact Information:

Investors:	Sarah Crews

InvestorInfo@genworth.com

Media:	Amy Rein

Amy.Rein@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,		Three months ended September 30, 2021
	2021	2020	2021	2020
Revenues:
Premiums	$576	$970	$3,435	$3,836	$944
Net investment income	866	846	3,370	3,227	859
Net investment gains (losses)	132	147	323	492	88
Policy fees and other income	162	191	704	729	179

Total revenues	1,736	2,154	7,832	8,284	2,070

Benefits and expenses:
Benefits and other changes in policy reserves	861	1,157	4,383	5,214	1,143
Interest credited	127	132	508	549	123
Acquisition and operating expenses, net of deferrals	354	253	1,223	935	290
Amortization of deferred acquisition costs and intangibles	108	174	377	463	106
Interest expense	31	55	160	195	35

Total benefits and expenses	1,481	1,771	6,651	7,356	1,697

Income from continuing operations before income taxes	255	383	1,181	928	373
Provision for income taxes	62	82	263	230	67

Income from continuing operations	193	301	918	698	306
Income (loss) from discontinued operations, net of taxes	(1)	(35)	27	(486)	12

Net income	192	266	945	212	318
Less: net income from continuing operations attributable to noncontrolling interests	29	—	33	—	4
Less: net income (loss) from discontinued operations attributable to noncontrolling interests	—	(1)	8	34	—

Net income available to Genworth Financial, Inc.’s common stockholders	$163	$267	$904	$178	$314

Net income available to Genworth Financial, Inc.’s common stockholders:
Income from continuing operations available to Genworth Financial, Inc.’s common stockholders	$164	$301	$885	$698	$302
Income (loss) from discontinued operations available to Genworth Financial, Inc.’s common stockholders	(1)	(34)	19	(520)	12

Net income available to Genworth Financial, Inc.’s common stockholders	$163	$267	$904	$178	$314

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.32	$0.60	$1.75	$1.38	$0.59

Diluted	$0.32	$0.59	$1.72	$1.36	$0.59

Net income available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.32	$0.53	$1.78	$0.35	$0.62

Diluted	$0.32	$0.52	$1.76	$0.35	$0.61

Weighted-average common shares outstanding:
Basic	507.4	505.6	506.9	505.2	507.4

Diluted	515.6	512.5	514.7	511.6	514.2

Reconciliation of Net Income to Adjusted Operating Income

(Amounts in millions, except per share amounts)

(Unaudited)

	Three		Twelve		Three
	months ended		months ended		months ended
	December 31,		December 31,		September 30,
	2021	2020	2021	2020	2021
Net income available to Genworth Financial, Inc.’s common stockholders	$163	$267	$904	$178	$314
Add: net income from continuing operations attributable to noncontrolling interests	29	—	33	—	4
Add: net income (loss) from discontinued operations attributable to noncontrolling interests	—	(1)	8	34	—

Net income	192	266	945	212	318
Less: income (loss) from discontinued operations, net of taxes	(1)	(35)	27	(486)	12

Income from continuing operations	193	301	918	698	306
Less: net income from continuing operations attributable to noncontrolling interests	29	—	33	—	4

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders	164	301	885	698	302
Adjustments to income from continuing operations available to Genworth Financial, Inc.’s common stockholders:
Net investment (gains) losses, net[13]	(133)	(144)	(324)	(503)	(88)
Losses on early extinguishment of debt	35	—	45	9	6
Initial loss from life block transaction	92	—	92	—	—
Expenses related to restructuring	5	1	34	3	3
Taxes on adjustments	1	30	33	103	16

Adjusted operating income	$164	$188	$765	$310	$239

Adjusted operating income (loss):
Enact segment	$125	$95	$520	$381	$134
U.S. Life Insurance segment:
Long Term Care Insurance	119	129	445	237	133
Life Insurance	(98)	(20)	(269)	(247)	(68)
Fixed Annuities	20	20	91	78	28

Total U.S. Life Insurance segment	41	129	267	68	93

Runoff segment	16	13	54	43	11
Corporate and Other	(18)	(49)	(76)	(182)	1

Adjusted operating income	$164	$188	$765	$310	$239

Net income available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.32	$0.53	$1.78	$0.35	$0.62

Diluted	$0.32	$0.52	$1.76	$0.35	$0.61

Adjusted operating income per share:
Basic	$0.32	$0.37	$1.51	$0.61	$0.47

Diluted	$0.32	$0.37	$1.48	$0.61	$0.46

Weighted-average common shares outstanding:
Basic	507.4	505.6	506.9	505.2	507.4

Diluted	515.6	512.5	514.7	511.6	514.2

[13]

For the three months ended December 31, 2021 and 2020 and the twelve months ended December 31, 2021 and 2020, net investment (gains) losses were adjusted for DAC and other intangible amortization and certain benefit reserves of $(1) million, $3 million, $(1) million and $(11) million, respectively.

Reconciliation of Adjusted Operating Income Previously Reported to Adjusted Operating Income

Re-Presented to Exclude Discontinued Operations

(Amounts in millions)

	Three months ended	Twelve months ended
	December 31,	December 31,
	2020	2020
Adjusted operating income as previously reported	$173	$317
Remove Australia Mortgage Insurance segment adjusted operating (income) loss reported as discontinued operations	16	(1)
Adjustment for corporate overhead allocations, net of taxes[14]	(5)	(17)
Tax adjustments[15]	4	11

Re-presented adjusted operating income	$188	$310

[14]	Expenses previously reported in the Australia Mortgage Insurance segment and moved to Corporate and Other activities.
[15]	Tax impacts resulting from the classification of Genworth Australia as discontinued operations.

Condensed Consolidated Balance Sheets

(Amounts in millions)

(Unaudited)

	December 31,	December 31,
	2021	2020
Assets
Cash, cash equivalents, restricted cash and invested assets	$74,496	$77,917
Deferred acquisition costs	1,146	1,487
Intangible assets	143	157
Reinsurance recoverable, net	16,813	16,819
Deferred tax and other assets	507	469
Separate account assets	6,066	6,081
Assets related to discontinued operations	—	2,817

Total assets	$99,171	$105,747

Liabilities and equity
Liabilities:
Future policy benefits	$41,528	$42,695
Policyholder account balances	19,354	21,503
Liability for policy and contract claims	11,841	11,486
Unearned premiums	672	775
Other liabilities	1,511	1,614
Long-term borrowings	1,899	3,403
Separate account liabilities	6,066	6,081
Liabilities related to discontinued operations	34	2,370

Total liabilities	82,905	89,927

Equity:
Common stock	1	1
Additional paid-in capital	11,858	12,008
Accumulated other comprehensive income (loss)	3,861	4,425
Retained earnings	2,490	1,584
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	15,510	15,318
Noncontrolling interests	756	502

Total equity	16,266	15,820

Total liabilities and equity	$99,171	$105,747

Reconciliation of Reported Yield to Core Yield

	Three
	months ended
	December 31,	September 30,
	2021	2021
(Assets - amounts in billions)
Reported Total Invested Assets and Cash	$73.8	$74.7
Subtract:
Unrealized gains (losses)	8.2	8.5

Adjusted End of Period Invested Assets and Cash	$65.6	$66.2

Average Invested Assets and Cash Used in Reported and Core Yield Calculation	$65.9	$66.2

(Income - amounts in millions)
Reported Net Investment Income	$866	$859
Subtract:
Bond calls and commercial mortgage loan prepayments	38	43
Other non-core items[16]	2	(4)

Core Net Investment Income	$826	$820

Reported Yield	5.26%	5.19%

Core Yield	5.01%	4.95%

[16]	Includes cost basis adjustments on structured securities and various other immaterial items.